STATE OF WASHINGTON
                   DEPARTMENT OF NATURAL RESOURCE
                           Brian J. Boyle
                    Commissioner of Public Lands
                    Olympia, Washington   98504


HARBOR AREA LEASE NO. HA-2202

     This lease replaces the lease made and entered into on the 21st day of March, 1971, by and between the state of Washington, acting by and through the Department of Natural Resources, and Todd Pacific Shipyards Corporation: which lease was subsequently amended by Amendment to Lease HA-2202 dated on the 15th day of July, 1982.

     BY THIS LEASE, by and between the STATE OF WASHINGTON, acting by and through the Department of natural Resources, hereinafter called the Lessor and TODD SHIPYARDS CORPORATION, hereinafter called Lessee, the Lessor leases to the Lessee on the terms and conditions as hereinafter set forth, the Following described harbor area situate in King County, Washington to wit:


       All harbor area lying in front of a portion of vacated sixteenth Avenue SW, Seattle Tide Lands, include in the following described tract:

       Beginning at the northeast corner block 404, and running thence N 76 42 13E 153.924 feet along the inner harbor line; thence northerly 616.527 feet to the former outer harbor line, thence S 76 42 12 W 153.924 feet along the outer harbor line, thence southerly 616.527 feet to inner harbor line and the point of beginning, as shown on the 1969 Supplemental Map of Seattle Harbor on file in the office of the commissioner of Public Lands at Olympia, Washington and further shown on the attached Exhibit A.

The above description contains 92,479 square feet, more or less

                      SECTION 1 OCCUPANCY

1.1 Term. This lease shall commence on the 21st day of March, 1985 and continue to the 21st day of March, 2001.

                      SECTION 2 USE OF PREMISES

2.1 Permitted Use. Moorage of boats and ships, and maintenance and operation of piers and drydocks used in connection with the lessees ship construction and repair business.
Lessee-owned improvements located upon the lease premises shall be shown on Exhibit A, dated January 27, 1982, titled Proposed Revision to lease Harbor Areas 1927 and 2202, Todd Drawing Y114-54 a copy of which is attached hereto and by this reference, is made a part of this lease

                      SECTION 3 PAYMENT

3.1  Rent.

a) Annual Rent. Initial annual rent is the amount of $5,476.00, as determined by the lessor in accordance with Chapter 221, Laws of 1984 (RCW 79.90.450 - .902) or as amended by subsequent legislation, is due and payable in advance by the lessee to the lessor and is the essence of this lease, and is a condition precedent to the continuance of this lease or any fights thereunder. Payment is to be to the Department of Natural Resources, Olympia, Washington, 98504.

b) Inflation Adjustment. Annual rent shall be adjusted each year according to the change in the producer Price
Index, as provided by regulations of the Department of Natural resources.

c) Interest Penalty for Past Due Rent Balances. A one percent (1%) charge, per month, shall be due to lessor, from Lessee, on any rent balance which is more than thirty (30) days past due.

3.2  Payment.    The payment of the rental fixed to the
lessor each year in advance, is the essence of this lease, and the same shall be, and is a condition precedent to the execution and continuance of this lease, or any rights thereunder. Payment is to be made to the Department of Natural Resources, Olympia, Washington 98504.

3.3  Revaluation of Rent     The Lessor shall at the end of
the first four (4) year period of the lease term and at the end of each subsequent four (4) year period of the lease term, determine the annual rental in accordance with RCW
79.90.480 or as amended by subsequent legislation.

3.4  Leasehold Tax.    The Lessee shall pay to the Lessor at
Olympia, Washington 98504, the leasehold tax, if applicable, as set forth in chapter 61, Laws of 1976, 2nd Ex. Sess., or as may be amended. The tax shall be due and payable at the same time rental charged herein is due and payable. Failure to pay said tax when due and payable shall be considered a breach of the provisions of this lease and the lessor shall be entitled to all remedies they are entitled to by law, and the remedies provide herein for a breach of a provisions of this lease. Any delinquent taxes shall be a debt to the lessor and in the event the lessor is subject to any penalties or interest because of the failure of the Lessee to pay such taxes , such penalties and interest shall be payable by lessee to the lessor and shall be considered a debt to the lessee In the event the Lessor suffers any cost of what so ever nature, including attorney fees, or other cost of litigation in collecting said tax, such cost shall be payable by the Lessee and shall be considered a debt due and owing to the Lessor by the Lessee

             SECTION 4 RESERVATIONS AND CONDITIONS OF USE

4.1  Discrimination.    The Lessee covenants and agrees that
in the performance of this lease agreement, the Lessee shall conduct its activities in a manner that will assure fair, equal and non-discriminatory treatment of all persons regardless of race, creed, sex, martial status or ethnic origin. Notwithstanding any exemption contained in State or federal law, the Lessee shall comply with all federal and State laws, rules nor regulations concerning hiring and employment and assuring the service of all patrons, customers, members or invitees without discrimination as to any persons race, creed, sex, martial status, or ethnic origin

Non-compliance with this clause by the lessee shall constitute a breach of this lease and the lessor may appropriate formal or informal actions to assure compliance or may , at its discretion, terminate this lease upon 30 days notice to lessee setting forth the claimed violation violations and giving Lessee a right to appeal to the Commissioner of public Lands for a contested case hearing in accordance with the State Administrative procedure Act (RCW34.04).

4.2  Regulations.    The Lessor shall have the right to
regulate, under rules established by its maintenance and design requirements of all improvements, rate of wharfage , dockage and other tolls to be imposed by the Lessee upon commerce for any of the purpose for which leased harbor areas may be used, and to change such regulations and rates from time to time

4.3  Termination.    The Lessor shall have the right to
terminate this lease upon breach of any of the terms or conditions contained herein, including the obligation to pay the specified rental contained herein, or for the failure or refusal to erect within a reasonable time hereafter and continuously to operate and maintain in upon the harbor area herein described the wharfs docks, buildings or other structures represented in the exhibits of improvements proposed to be erected herein, which have heretofore been filed with the Lessor, or as altered with the consent and approval of the lessor and entered upon its records. In addition, the Lessor shall have the right to terminate this lease for violation of any state or federal law, rule, regulation, order or permit required there under governing the uses authorized pursuant to the terms of this lease.

4.4  Improvements.    No improvements shall be placed upon
the harbor area without the prior written authorization of the Lessor. Authorized improvements constructed or placed on the leased premises during the term of this lease by the lessee, unless otherwise specified, are the property of the Lessee. Upon the termination or expiration of this lease, the lessee agrees to sever, remove and dispose of those improvements designated by the lessor. On the premises, within six months from date of termination or expiration.
In those cases where the lessee agrees that the Lessor may remove such improvements and charge the Lessee for cost of removal and disposal. All improvements allowed to remain on the area herein described, upon termination or expiration of this lease, shall be the property of the Lessor.

4.5  Unauthorized Improvements.    All improvements made on
or to the premise without the written consent of the Lessor shall immediately become the property of the lessor. The lessor may, at its option, require the Lessee to remove and dispose of any or all improvements, and in those instances where such action is not taken by the Lessee, the lessor may remove such improvements, charging the Lessee for the cost of the removal and disposal, or cancel the lease.

4.6  Entry.    The lessor shall have access to the premise
at all reasonable times for the purpose of securing compliance with the terms and conditions of this lease.

4.7  Access    The Lessor reserves the right of access to
and across the leasehold premise for all purposes and further reserves the right to grant easement and other land uses on the premises to others when the easement or other land uses applied for will not unduly interfere with the use to which the Lessee is putting the premises, or interfere unduly with the approved plan of development for premises. No easement or other land uses shall be granted to third parties, until damages to the lease holder have been paid to the Lessee, or waiver signed by the lessee.

4.8  Restrictions on Use.    In connection with use of the
premise,  the Lessee shall:
(1) conform to applicable laws and regulations of any public authority affecting the premises and the use thereof, and correct at the Lessees own expense, any failure of compliance created through the Lessees fault, or by reason of the Lessees use.
(2) remove no valuable material without prior written consent of the lessor.
(3) Not make or suffer to be made, any filling in of the leased area or any deposit of rock, earth, ballast, refuse, garbage or other matter within such area except as approved in writing by the lessor.

                     SECTION 5  REQUIREMENTS

5.1  Assignment and Sublease.    This lease, or any portion
thereof, may not be assigned, mortgaged, sublet or otherwise transferred without the prior written consent of the Lessor. In granting such consent, the lessor reserves the right to change the terms and conditions of this lease as it may affect the assignee. Further, if the Lessee is a corporation or partnership and if at any time during the term of this lease, any part or all of the corporate shares or partnership interest of the lessee shall be transferred by sale, assignment, bequest, inheritance, operation of law, or other dispositions so as to result in a change in the present control of the corporation or partnership by the person or persons now owing a majority of the shares, or change in the holding of the corporate or partnership interest, the same shall constitute an assignment of this lease and as such shall require prior written consent of the Lessor. failure to obtain written approval of any assignment defined in this lease shall be grounds for cancellation.

5.2  Maintenance
(1) The Lessee, at his sole cost and expenses, shall at all at time keep, or cause all improvements (regardless of ownership) to be kept, in as good condition and repair as originally constructed or as hereafter put, except for reasonable use.

(2) The Lessee shall not allow debris or refuse to accumulate on the leased premises, caused either by himself or any person authorized on the premises by the Lessee.
Failure to comply with this provision shall be cause to permit the Lessor to remove the debris and refuse and collect the cost of such removal from the Lessee and /or cancel this lease.

5.3  Conditions of Premises and Liability.
(1) The premises have been inspected by lessee and are accepted in their present condition Lessee agrees to defend and hold lessor harmless from any and all claims suffered, or alleged to be suffered on the premises, or arising out of operations on the premises
(2) The Lessee shall carry with a responsible company or companies satisfactory to the State, a sufficient amount of fire and casualty insurance to recover the value of any or all improvements locates on the leased premises. A copy of such insurance policy or policies is to be endorsed and delivered to the State with provisions of ten (10) days notice of change, expiration and/or cancellation to the State. In the event of fire or casualty damage to any improvements owned by the state, or required to be left on the leased premises at the expiration of this lease, the paid insurance benefits shall be used to immediately replace said improvements in a manner acceptable to the State or, if directed by the State, rehabilitate the area in a manner suitable to the State. Any portion of the insurance proceeds not so utilized shall be returned to the State or if so permitted, to be used to satisfy any outstanding obligations incurred by reason of this lease being utilized for loan security. In the event of fire or casualty damage to any improvement owned by the Lessee, the paid insurance benefits shall be used to either replace the improvement, or in lieu thereof, rehabilitate the area in a manner suitable to the State. The Lessee shall guarantee that all subleases shall have provisions to either replace their own damaged improvements or to rehabilitate the area as defined above.

5.4  Assessment.    the Lessee shall pay all the annual
payments on all assessments that may be legally charged, weather or not such assessments have been levied against the leasehold or Lessor by the assessing agency.

5.5  Insolvency of Lessee.    If the Lessee becomes
insolvent, bankrupt, a receiver appointed, or his interest is transferred by operation of law, the Lessor may cancel this lease at its option. Insolvency as used herein, will mean the inability of the Lessee to meet obligations as they come due.

SECTION 6 MISCELLANEOUS

6.1  No Partnership.    The Lessor is not a partner nor a
joint venturer with the Lessee in connection with the business carried on under this lease and shall have no obligation with respect to the Lessees debts or other liabilities.

6.2  Non-Waiver    Waiver by either party of strict
performance or any provisions of this lease shall not be a waiver of, nor prejudice the partys right to require strict performance of the same provisions in the future, or any other provisions.

6.3  Attorney Fees.    If suit or action  is instituted in
connection with any controversy arising out of this lease, the prevailing party shall be entitled to recover, in addition to costs, such sum as the court may adjudge reasonable as attorney fees.

6.4  Succession.    Subject to the limitations as stated in
paragraph 5.1 on transfer of the Lessees interest, this lease shall be binding upon, and inure to the benefit of the parties, their respective successors and assigns

6.5  Notices.    Any notice required or permitted under this
lease shall be given when actually delivered or when deposited in the United States mail addressed as follows: To the Lessor: Department of Natural Resources, Public Lands building, Olympia, Washington 98504. To the Lessee: At the address given by the Lessee in the signature block, or as shown on later official documents of record with this lease

6.6  Liens.
(1) No person shall have the right to file or place any lien of any kind or character upon the land or improvements within the leasehold premises without the prior written consent of the Lessor
(2) In the event liens or other charges are placed on the leasehold premises , including land or improvements, arising out of the Lessees actions directly or indirectly, the Lessee shall immediately cause such liens or charges to be discharged. The Lessor may forthwith cancel this lease if Lessee fails to discharge such liens or charges after 10 days notice to do so by Lessor. The Lessee shall pay and indemnify the Lessor for all cost, damages or charges of whatsoever nature, including attorneys fees necessary to discharge such liens or charges, whether such cost, damages or charges are incurred prior or subsequent to any cancellation of this lease.

6.7  Litigation.    In the event this lease, its terms, its
uses, its occupation or it in any way becomes a matter of litigation, the Lessor shall be notified of such litigation within fifteen days after such litigation begun. Failure to notify the Lessor of such actions shall be cause for cancellation or termination of this lease.

6.8  Lessors Right to Cure Defaults.
(1) If the lessee fails to perform any requirements or obligations under this lease the lessor shall have the option to correct the obligation of the lease after thirty days written notice to the lessee. All of the Lessors expenditures to correct the default shall be reimbursed by the Lessee on demand, with interest at the rate of one percent per month accrued from the date of expenditure by the lessor.


(2) In the event any violation or breach of provisions of this lease is causing damage to the leasehold premises or the lease is utilizing the leasehold premises in a manner not permitted by the provisions of this lease, or in any case damages are occurring to the leasehold premises, the Lessor may immediately enter upon the leasehold premises and take such action as necessary to cease such damage or use. In the event the damages or use is occurring by reason of a violation or breach of the provisions of this lease, the Lessee shall be liable for all cost incurred by the lessor by reasons of such violation The lessor, at its option may send notice to the Lessee of such violations and the Lessee shall immediately cease such use or violation and correct such violations.

6.9  Security   The lessee shall furnish a surety bond in
such amount as may be determined by Lessor in accordance with Title 79 RCW, as amended, as a guarantee of the faithful performance of the conditions and terms prescribed in this lease Security other than a surety bond may be substituted if first approved in writing by lessor. The initial amount of the surety bond as of the date of this lease shall be $10.000.00.

6.10  Legislative Changes.    The Lessee further agrees that
the provisions contained in paragraphs 3.1,3.3 and 4.4 shall be subject to any changes in legislation affecting rental rates and improvements.

The Lessee expressly agrees to all covenants herein, and binds himself for the payment hereinbefore specified


        Executed this 7th day of August, 1985.

                                       STATE OF WASHINGTON
                                       DEPARTMENT OF NATURAL
RESOURCES

                                        /s/ James A.
Stern
                                             JAMES A. STERN
                                             Department
Supervisor

          Signed this 20th day of June, 1985.

                        TODD SHIPYARDS CORPORATION
                        /s/ C. H. Oddson, Asst. Secy. &
Asst. Treasurer
                        P.O.Box 3806, Terminal Station
                        Seattle, WA 98124


App. No. HA-2202
pl
27107 150 164

* If Lessee is a corporation, complete Certification of Acknowledgment

Form RES 75-1809

STATE OF Washington          )
COUNTY OF King               )

On the 20th day of June, 1985, before me personally appeared C. H. Oddson to me known to be the Asst. Secy. & Asst Treasurer of the corporation that executed the within and foregoing instruments and acknowledged said instrument to be the free and voluntary act and deed of the corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument.

       IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

                             /s/Jackie A. Winkler
                             Notary Public in and for the
State of
                             Washington residing
                             Seattle, Washington

                         STATE OF WASHINGTON
                     DEPARTMENT OF NATURAL RESOURCES
                           Brian J. Boyle
                      Commissioner of Public Lands
                           Olympia, WA 98504

Amendment to Lease No. HA-2202

Whereas, the lessee has requested that Harbor Area Lease No.
2202 be amended to include a strip of harbor area approximately 25 feet in width abutting upon its easterly boundary, said strip now included within Harbor Area Lease
NO. 2067, which is being canceled; it is therefore,
Agreed:

1) The description of Harbor Area Lease No. 2202 is amended to read as follows:

       All harbor areas lying in front of a portion of vacated Sixteenth Avenue SW: Seattle Tide Lands , included in the following described tract:
       Beginning at the northeast corner of block 404, and running thence N 76 42 13 E 153.924 feet along the inner harbor line; thence northerly 616.527 feet to the former outer harbor line, thence S 76 42 13 w 153 9234 Feet along the outer harborline, thence southerly 616.527 to the inner harbor line and the point of beginning, as shown on the 1969 Supplemental Map of Seattle Harbor on file in the office of the Commissioner of Public Lands at Olympia, Washington and as further shown on the attached Exhibit A.
2)   Annual  payment for said lease are adjusted as follows:
     May 15,1982 to March 21, 1983              $936.58
       (for additional area, present leases
         No. HA-2202 being paid up to March 21, 1983)
     March 21, 1983 to March 21, 1984          6,365.00
     March 21, 1984 to March 21, 1985          8,997.00
     March 21, 1985 to March 21, 1986         12,080.00

     * rental revaluation due on this date as per the terms of the agreement.

3) All other terms and conditions of said lease shall not be affected by these amendments.

The Lessee expressly agrees to all covenants herein and binds himself for any payment hereinbefore specified.

                           TODD SHIPYARDS CORPORATION
                           BY C. H. Oddson, Asst. Secy, &
Asst Treasurer


Executed this 19th day of July, A.D. 1982



                                    STATE OF WASHINGTON
                                    DEPARTMENT OF NATURAL
RESOURCES

                                    /s/ Russell W. Cahill
                                    Supervisor